BlackRock Value Opportunities V.I. Fund

FILE #811-03290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/14/2007	Big Band Neworks, Inc.	10,700,000	11,700	Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Jefferies & Company, Inc.; Cowen and Company, LLC; ThinkEquity Partners LLC
7/24/2007	BladeLogic Inc.	5,000,000	5,400	Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Citigroup Global Markets Inc.; Wachovia Capital Markets, LLC; Cowen and Company, LLC
7/26/2007	Lululemon Athletica Inc.	18,200,000	19,000

Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; UBS Securities LLC; William Blair & Company, L.L.C.; CIBC World Markets Corp.; Wachovia Capital Markets, LLC; Thomas Weisel Partners LLC

9/19/2007	Athenahealth	6,286,819	2,000	Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Piper Jaffray& Co., Jefferies & Company, Inc.